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                                                                    EXHIBIT 99.1



                              [INTEVAC LETTERHEAD]


FOR IMMEDIATE RELEASE                       CONTACT:      Charley Eddy, CFO
                                                          (408) 496-2259
                                                          ceddy@intevac.com


INTEVAC COMPLETES SALE OF ITS RAPID THERMAL PROCESSING BUSINESS TO PHOTON
DYNAMICS

Santa Clara, California, November 4, 2002 - Intevac, Inc. (Nasdaq: IVAC), today completed the sale of its rapid thermal processing capital equipment ("RTP") business to Photon Dynamics, Inc. of San Jose, California. (Nasdaq: PHTN). Photon Dynamics paid $20 million in cash and assumed certain liabilities. $2 million of the cash payment will be held in escrow for one year. Release of the escrow is subject to a number of conditions. Additionally, Photon Dynamics will hire 23 personnel from Intevac and relocate them to Photon Dynamics' San Jose, California facility.


ABOUT INTEVAC

Intevac is developing revolutionary intensified imaging products that address potentially large commercial and military markets. The Company also produces sophisticated manufacturing equipment used in the manufacture of high technology products and is leveraging its equipment expertise to enable cost-effective production of new intensified imaging products. Intevac's intensified imaging products are high-speed electro-optical devices that detect light with extraordinary sensitivity. The Company's proprietary technology makes possible products such as LIVAR(R), a long-range target identification system, and video cameras with night vision capability. Intevac's equipment products are designed to deposit or modify highly engineered thin-films of material on a variety of substrates. These systems are designed for continuous high volume manufacturing of precision thin-film products such as flat panel displays, magnetic media for hard drives and extreme-low-light-level cameras. For more information call 408-986-9888 or visit the Company's website at www.intevac.com.


LIVAR(R) is a registered trademark of Intevac.